                                                                    EXHIBIT 12.1


                    FIRST FINANCIAL MANAGEMENT CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                    ------------------------------------------------------------
                                                      1993         1992         1991         1990         1989
                                                    --------     --------     --------     --------     --------
Earnings Were Calculated as follows:

    Income from continuing operations
      before income taxes                           $215,757     $65,106      $104,643     $ 79,154     $69,341
    Add fixed charges                                 16,915      24,910        32,264       37,876      29,639
                                                    --------     -------      --------     --------     -------
Earnings                                            $232,672     $90,016      $136,907     $117,030     $98,980
                                                    ========     =======      ========     ========     =======


Fixed charges were calculated as follows: (2)

    Interest expense                                $  4,394     $10,957      $ 21,441     $ 29,651     $25,643
    Estimated interest component in rent expense      12,521      13,953        10,823        8,225       3,996
                                                    --------     -------      --------     --------     -------
Fixed charges                                       $ 16,915     $24,910      $ 32,264     $ 37,876     $29,639
                                                    ========     =======      ========     ========     =======

Ratio of Earnings to Fixed Charges (1)                 13.76        3.61          4.24         3.09        3.34
                                                    ========     =======      ========     ========     =======

                                                         Nine Months
                                                           Ended
                                                        September 30,
                                                    ---------------------
                                                      1994         1993
                                                    --------     --------
Earnings Were Calculated as follows:

    Income from continuing operations
      before income taxes                           $176,148     $144,686
    Add fixed charges                                 11,481       12,651
                                                    --------     --------
Earnings                                            $187,629     $157,377



Fixed charges were calculated as follows: (2)

    Interest expense                                $  1,348     $ 3,707
    Estimated interest component in rent expense      10,133       8,944
                                                    --------     -------
Fixed charges                                       $ 11,481     $12,651
                                                    ========     =======

Ratio of Earnings to Fixed Charges (1)                 16.34       12.44
                                                    ========     =======


(1) The ratio of earnings to fixed charges was computed by dividing the sum of income from continuing operations before income taxes plus fixed charges by fixed charges.

(2) Fixed charges related to a $4 billion financial institution discontinued in 1992 have been excluded from the above computation.